EXHIBIT 10.7
RESTATED PRODUCT SUPPLY AGREEMENT

This Restated Product Supply Agreement (this “Agreement”) is made as of this 4th  day of March, 2009 (the “Effective Date”) by and between MARTIN MARIETTA MAGNESIA SPECIALTIES, LLC (“MMMS”), a Delaware limited liability company, and FUEL TECH, INC. (“FT”), a Delaware corporation (FT and MMMS each individually referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS, pursuant to that certain Asset Purchase Agreement dated September 30, 2003 (the “APA”) by and between MMMS and FT, FT purchased certain assets from MMMS;

WHEREAS, in connection with the APA, the Parties entered into a Contract Manufacturing Agreement dated September 30, 2003, as amended from time to time (the “CMA”), pursuant to which MMMS manufactured and sold to FT products (the “Bridgeport Products”) then made by MMMS at its plant in Bridgeport, Connecticut (the “Bridgeport Plant”), and products (the “Manistee Products”) then made by MMMS at its plant in Manistee, Michigan (the “Manistee Plant”).

WHEREAS, the obligation of MMMS to supply Bridgeport Products terminated on March 31, 2007, but MMMS remains obligated to continue to sell Manistee Products to FT until the scheduled termination of the CMA on December 31, 2008;

WHEREAS, the Parties entered into a product supply agreement on October 1, 2008 to replace the CMA;

WHEREAS, the Parties now desire to restate the terms of the product supply agreement by entering into this Agreement to govern the continuing sale of Manistee Products from MMMS to FT, upon the terms and subject to the conditions described herein, with the understanding that the remaining term of the CMA shall terminate upon the Effective Date (as defined herein) of this Agreement, which hereafter shall govern the sale of Products (as defined herein) from MMMS to FT hereunder;

WHEREAS, manufacture of the Products will require in part the use by MMMS of the Confidential Information (as defined herein) owned by FT; and.

WHEREAS, FT may sell the Products to customers of FT's choosing;

NOW THEREFORE, the parties agree as follows:

Article 1 — Term and Termination

1.1
This Agreement shall be effective as of the Effective Date hereof and shall continue until December 31, 2013, unless otherwise terminated as provided for herein (the “Term”).  This Agreement replaces and restates the terms of the product supply agreement between the parties, entered into as of October 1, 2008.

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.2
Following the date that the Term ends, this Agreement shall be deemed terminated   and of no further force and effect, other than with respect to Paragraphs 3.3, 18.2. 18.9, and 18.10 and Articles 9, 10, 11, 12, and 16.

Article 2 — Products

2.1	The term “Products” shall be limited to those products manufactured by MMMS for FT and FT Blend Products (as defined in the Specifications) at the Manistee Plant as listed in the Specifications.

2.2
With the exception of the FT Blend Products, during the Term, MMMS will manufacture the Products, in accordance with the MMMS specifications provided to FTI in writing on the date hereof (the “Basic Specification”).  During the Term, MMMS will manufacture the FT Blend Products, in accordance with FT applicable specifications provided to MMMS in writing on the date hereof (the “FT Blend Specifications”).  The FT Blend Specifications and the Basic Specifications are collectively referred to herein as the “Specifications”.  Except for the FT Blend Specifications, the Specifications may be hereafter amended from time to time by mutual agreement of the parties.  Notwithstanding any other provision in this Agreement, MMMS shall only make changes to the FT Blend Specifications as instructed by FT from time to time.

2.3
In order to respond to FT customer requirements, FT may request reasonable changes in the Specifications.  MMMS shall use commercially reasonable efforts to accommodate such requests in the time frames required by FT and, if able to do so, shall quote the applicable Products to FT based on the prices provided in Article 4, plus or minus the actual additional costs or savings, as the case may be, to MMMS of any such changes in Specifications.  If MMMS is unable to implement timely the changes to the Specifications requested by FT, such inability shall be treated as a force majeure, and the provisions of Article 17 shall apply.

Article 3 — Quantities

3.1
Subject to the exceptions set forth elsewhere in this Agreement, FT will purchase from MMMS, and MMMS will supply to FT, one hundred percent (100%) of FT’s requirements for the Products for FT customers who purchase such Products from FT for delivery in the United States and Canada during the Term. MMMS and FT will consult quarterly to determine a forecast of the quantity of Products required by FT and the time they will be required (each a “Quarterly Forecast”).

3.2
MMMS shall maintain adequate capacity to fulfill FT’s requirements in accordance with Paragraph 3.1; provided that in no event shall MMMS be required to supply FT quantities of Products during any calendar year in excess of [*] dry tons during such calendar year. If FT’s needs for Products exceed this limit, MMMS will use commercially reasonable efforts to meet such increased needs; provided that FT provides MMMS with at least six  (6) months prior notice of such increased needs, and provided, further, MMMS shall be obligated to fulfill such increased needs only if MMMS agrees in writing to such increased limits.   If MMMS does not have sufficient Products available to meet any order placed by FT with respect to any FT customer, in addition to its other remedies under this Agreement at law or in equity, FT may, at its option, thereafter elect to purchase Products for such FT customer from another producer without breach of Paragraph 3.1 above.

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.3
MMMS and FT shall coordinate with each other so as to minimize remaining inventories of FT Blend Products and related materials at the end of the Term.  Ninety (90) days prior to the expiration date for the Term, FT shall provide MMMS a non-binding forecast of its anticipated orders for the FT Blend Products through the remainder of the Term.  Following the expiration of the Term and no later than sixty (60) days thereafter, FT shall purchase from MMMS the remaining raw materials WIP, packaging materials, and finished goods inventory, if any, then held by MMMS for use exclusively in manufacturing the FT Blend Products (“Manistee Excess Items”) at the applicable prices provided in Article 4 or, for items not priced in Article 4, the book value of said inventory as recorded on MMMS’s books and records; provided, however, that FT shall neither be obligated to purchase: (a) FloMag® H finished goods inventory; nor (b) Manistee Excess Items exceeding an amount reasonably necessary in order for MMMS to fulfill the Quarterly Forecast for the calendar quarter in which the expiration date of the Term occurs.

3.4
MMMS may use FT’s Confidential Information and other tradenames and intellectual property of FT only in connection with sales to FT hereunder and not in connection with sales of Products to others.   MMMS shall sell the FT Blend Products only to FT pursuant to the terms and conditions of this Agreement or as otherwise expressly permitted under Section 3.6 below.  Subject to MMMS’s obligations under or referenced in this Agreement, including, without limitation, Section 3.5 below, MMMS may manufacture and sell Products, other than the FT Blend Products, to persons or entities other than FT and at such prices and upon such terms as MMMS shall determine.

3.5
Except as set forth in Paragraph 3.6 below, MMMS shall sell exclusively to FT for Products to be used for an FT Application.  For purposes hereof, FT Application means the use of any Product in the United States or Canada for: (i) the control of slag, corrosion, and fouling from the negative effects of fuel contaminants such as sulfur, sodium, vanadium, potassium, zinc, and others; (ii) the enhancement of combustion through the use of metal-bearing products that act as a catalyst in the combustion process, including but not limited to calcium nitrate, iron and copper based catalysts; (iii) the control of opacity, NOx and CO emissions, and acid smut by modifying the fouling and corrosive elements from the fuel input; and (iv) the clean up and removal of sludge or water accumulation in bulk oil storage tanks via utilization of a fuel oil dispersant.

3.6
Subject to its maintaining sufficient quantities of Products necessary to enable MMMS to meet its obligations under Paragraphs 3.1 and 3.2 hereof, MMMS shall be entitled to conduct any of the following activities without breach of Paragraph 3.5:

(a)
the use, or sale for use by another party, of Products (but not FT Blend Products) in connection with: (i) the reduction of sulfur dioxide using either lime or lime-based products or magnesia or magnesia-based products in coal or oil-fired units; or (ii) the injection of magnesium oxide or magnesium hydroxide from the convection section and beyond to control back-end corrosion or plume caused by sulfur trioxide in coal or oil-fired units;

(b)
sales of Flo-Mag® H to [*], at the prices set forth in the pricing schedule described in Article 4, provided, that Flo-Mag® H sold to [*] shall be used solely to allow [*] to manufacture FT Blend Products for resale to FT customers for use in a FT Application;

(c)
sales of Products (but not FT Blend Products) to [*] as an end-user and not for resale, for [*] internal use only at [*]; provided, however, that in connection with any such sales to [*], MMMS shall pay to FT, on a monthly basis, but only for the first full year after MMMS commences sales to [*], an amount equal to [*] Dollars ($[*])for each dry ton of Products sold to [*] for use at its [*] facility.  MMMS agrees that it shall keep true and accurate books of account documenting the dry tons of Products sold by MMMS to [*] along with a computation of the amounts payable to FT hereunder.  In addition, by the last day of the month following each calendar month beginning with the Effective Date of this Agreement (or if later, the calendar month in which MMMS commences sales to [*]), MMMS shall deliver to FT payment and a written sales report (in the form provided by FT to MMMS) which quantifies the dry tons sold by MMMS pursuant to this Paragraph 3.6(c); and

(d)
sales of FT 8263 Plus: (1) to Energy Marine Services S.A. de C.V. (“EMS”) for resale by EMS to its end-user customers in Mexico that use FT’s targeted-in-furnace-injection system pursuant to a sublicense granted by EMS pursuant to that certain License Implementation Agreement, dated August 6, 2008, between FT and EMS (the “Implementation Agreement”), and (2) to Double V Holding, S.A. de C.V. (“Double V”) for resale to such EMS end-user customers solely and exclusively in Double V’s capacity as a contractor for EMS under the Implementation Agreement; provided, that (i) MMMS will supply such Product to EMS or Double V, as the case may be, in delivered form only, and shall not provide EMS or Double V with any Specifications or FT Confidential Information relating to such Product; (ii) prior to any shipment of Product, MMMS shall obtain a purchase order or signed letter from EMS or Double V, as the case may be, executed by an authorized officer of such entity, confirming that the Product ordered is for resale in Mexico for a TIFI system pursuant to the Implementation Agreement, and the name of the ultimate end-user customer; and (iii) upon written notice from FT, MMMS will cease further shipments of Product to EMS or Double V until such time, as any, as FT provides MMMS with written authorization to recommence such shipments.

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

The parties acknowledge and agree that nothing in this Agreement shall alter or affect the terms and provisions of that certain Non-Compete Agreement, dated September 30, 2003, between MMMS and FT.

Article 4 — Price

The fee for MMMS’s manufacture of Products shall be equal to the dollar amount for each Product in accordance with the pricing schedule delivered to FTI in writing on the date hereof.  Such fee shall be subject to increase to the extent, if any, of any documented increase in MMMS’ transportation and shipping costs in the manner set forth on such pricing schedule.  Except as may be specifically provided on such pricing schedule, Products shall be sold [*].

Article 5 — Payment

5.1	Terms of payment on all invoices to FT shall be net [*] days.

5.2	FT shall remit payments to MMMS at the following address, or such other address as MMMS may provide to FT in accordance with the notice provisions under Article 18:

Martin Marietta Magnesia Specialties, LLC
P.O. Box 93186
Chicago, IL  60673-3186

Article 6 — Orders

6.1	In addition to the other forecasts provided above, FT shall provide to MMMS, on a monthly basis, a non-binding rolling four (4) week forecast of its requirements for Products.

6.2	FT will place orders with MMMS promptly following receipt of FT customer orders.

6.3	MMMS will invoice FT for Products as shipped.

6.4
MMMS shall keep and maintain monthly inventory records along with production records and shipment records and invoice records in conformance with its existing accounting practices, but in no event less than reasonable accounting practices and good industry practice.  FT shall have the right to inspect such records to assure accuracy and conformity with this Agreement.  Such inspection shall be in accordance with the procedures outlined in Paragraph 9.3.

6.5	(a)
MMMS will ship within the earlier of (i) five (5) days of receipt of an order and (ii) the time frame set forth in the applicable FT customer contract (the “Delivery Period”) (provided that timely notice is given to MMMS of such order in accordance with this Agreement and if such order calls for a delivery earlier than five (5) days of receipt of the order, FT has obtained the prior written consent of MMMS to such shortened Delivery Period).  MMMS will maintain adequate inventory levels at its Manistee Plant to meet such shipment schedule (“Inventory Levels”).  While MMMS will not be obligated to accept orders with Delivery Periods shorter than such five (5) days (unless MMMS has agreed in advance to such shorter Delivery Period), MMMS will use commercially reasonable efforts to accommodate shorter Delivery Periods.

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)
If MMMS fails to fulfill its obligations under Paragraph 6.5(a) above then, in addition to FT’s other rights and remedies under this Agreement, at law or in equity,  FT, in its sole discretion, may exercise one or more of the following additional remedies: (i) if FT’s underlying customer orders for such Products are cancelled due to MMMS’ failure to meet the Delivery Period or to maintain Inventory Levels, FT may cancel the uncompleted portion of any applicable FT order to MMMS for such affected underlying customer orders and immediately replace MMMS with an alternate supplier for the affected Products for each FT order so affected, and MMMS shall promptly reimburse FT for any reasonable out of pocket cost or expense of such alternate supply in excess of the price paid hereunder including, without limitation, reasonable additional freight charges associated with alternate supplier shipments to FT customers; and (ii) if expedited shipment is reasonably required by FT’s customer due to MMMS’ failure to meet the Delivery Period or to maintain Inventory Levels, MMMS shall arrange such shipment, and the reasonable extra cost of such expedited freight charges shall be the responsibility of MMMS.

(c)	MMMS shall ship the Products to FT customers using a FT bill of lading, FT product name, and FT product labels as instructed and provided by FT.

Article 7 — Coordination and Other Actions by FT

7.1	FT customer contract changes, exceptions, questions, service and other issues under such contracts will be the responsibility of FT.

Article 8 — Packaging

8.1
FT will provide MMMS with specifications and shall approve Product packaging materials which will bear the FT name and the applicable product name/trademark.  FT will also provide labels for MMMS to use.

8.2
FT authorizes MMMS to affix and apply the FT Trademarks to the Products as directed by FT for the sole purpose of MMMS performing the Product packaging services necessary to prepare the Products for shipment pursuant to this Agreement.  MMMS shall use FT Trademarks only in such manner as to preserve all rights of FT and not for any other purpose.  MMMS acquires no right to FT Trademarks by its use, and all uses by MMMS of the FT Trademarks will inure to FT’s sole benefit.  As used herein, “FT Trademarks” means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-identifying symbols as are or have been developed and used by FT or any of its subsidiaries or affiliate companies and which FT owns or has the right to use.

Article 9 — Manufacturing Standards - Quality Control – Returned Goods

9.1
MMMS shall manufacture Products in accordance with the Specifications.  All work and/or services supplied hereunder will be performed in a workmanlike manner.  If FT or a FT customer determines that the Product does not meet the Specifications in any material respect in violation of Article 10, FT will notify MMMS of such determination.  FT will notify MMMS of any such determination as soon as reasonably practicable following such determination by FT or FT’s customer.  Upon receipt of such notification, MMMS may, at its option, but with FT’s prior approval (which approval will not be unreasonably withheld or delayed), send a representative to examine such Product.  If such representative disagrees with FT’s or FT’s customer’s determination, the parties shall attempt to resolve such disagreement within ten (10) days following such representative’s examination.  If such disagreement has not been resolved within such ten (10)-day period, the parties shall settle the dispute in accordance with the dispute resolution provisions of Paragraph 18.9.  Notwithstanding the foregoing, the parties will cooperate with one another in endeavoring to resolve any such customer disputes in the time frame reasonably required by the affected FT customer(s).  To help ensure compliance with Specifications, and proof thereof, MMMS shall take representative samples of each Product shipped hereunder, which shall be retained and made available to FT in accordance with Paragraph 9.5 below.

9.2
FT shall have the right to return to MMMS for credit any Product purchased under this Agreement that is determined to be defective or nonconforming pursuant to Paragraph 9.1.  Any such credits remaining at the expiration or other termination of this Agreement shall be paid by MMMS to FT.  Risk of loss and expenses incurred in shipping defective or nonconforming Product to FT or FT’s customers shall be borne by MMMS.  FT shall not be required to pay for any Product that fails to meet the Specifications in any material respect.  Return freight shall be the responsibility of MMMS.  FT will promptly provide MMMS with customer reports and samples of material for analysis, diagnosis, and disposition.

9.3
All relevant books and records of MMMS relating to the performance of its obligations under this Agreement may be examined, inspected, or audited by representatives of FT during normal business hours, upon written notice to MMMS at least three (3) business days prior to such activity.  It is understood and agreed that such books and records shall include, but not be limited to, customer invoices, purchase orders and chemical consumption data necessary to calculate the payments to be made by MMMS under Paragraph 3.6(c).  During any such activity on the premises of MMMS, all reasonable facilities and assistance for the safety and convenience of all the inspectors shall be provided by MMMS without additional charge to FT.  FT shall cause such representatives to comply fully with all reasonable safety procedures and instructions requested by MMMS.

9.4
MMMS will ship the Products in accordance with good commercial practice.  The cost of replacing damaged goods resulting from packaging that does not conform with the Specifications will be the responsibility of MMMS.

9.5
MMMS shall maintain a quality control inspection system with respect to the Products in accordance with the practices agreed to in writing by the Parties.  Records of all inspection work done by MMMS on Products sold to FT, including Product samples to be taken by MMMS of each shipment under this Agreement, shall be kept complete and made available to FT for inspection, upon request, in accordance with the procedures outlined in Paragraph 9.3, for a period of one (1) year after delivery of products to FT or FT’s customers. FT may inspect quality control and compliance with procedures at the Manistee Plant; however, maintenance of quality and shipping standards in accordance with the terms of this Agreement shall be the responsibility of MMMS.

9.6	MMMS shall be responsible for the repair, maintenance, safety, and operations, including regulatory compliance related thereto, of its manufacturing facilities.

Article 10 — Product Representations and Warranties and Indemnification

10.1	MMMS represents and warrants as follows:

(a)	The Products sold to FT under this Agreement at the time of shipment shall be free from defects in material and workmanship and conform in all material respects with the Specifications.

(b)
The Products sold to FT under this Agreement at the time of shipment shall have been manufactured, packaged, labeled, and sold to FT in substantial compliance with all applicable federal and state laws, rules, and regulations.

(c)
At the time of shipment MMMS will have good title to the Products sold under this Agreement, and the Products at the time of shipment shall be free and clear from any security interest or any other lien or encumbrance.

10.2	FT’s acceptance of delivery of any Product or acceptance thereof by a customer of FT shall not constitute a waiver of any of the express representations and warranties stated in this Agreement.

10.3
MMMS shall indemnify and hold harmless FT, its directors, officers, shareholders, Affiliates, agents, and employees, from and against all litigation, claims, actions, damages, losses, and expenses, including, but not limited to, reasonable attorneys’ fees, arising out of breach of MMMS’s representations and warranties contained in this Article 10; provided that FT may not make any claim for indemnity under this Paragraph 10.3 subsequent to one (1) year after receipt of the defective or nonconforming Product at FT’s or FT’s customer’s facility.  Any such claim not asserted within such one (1) year period shall be deemed to have been waived.

10.4
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MMMS MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PRODUCTS.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF, AND MMMS HEREBY SPECIFICALLY DISCLAIMS, ALL OTHER REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, RELATING TO THE PRODUCTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 11 — Environmental Representations and Warranties and Indemnification

11.1	Definitions. For purposes of this Agreement, the following terms are defined as follows:

(a)
"Environmental Laws" means any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial, or national, at any time relating to pollution or the protection of human health or the environment.

(b)
"Hazardous Substances" means (i) any substance, waste, pollutant, contaminant, or material regulated, defined, or designated as hazardous, extremely or imminently hazardous, dangerous or toxic under any Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. 1801, et seq., their implementing regulations and their state counterparts; (ii) petroleum and petroleum products; (iii) asbestos; and (iv) natural gas, synthetic gas, and any mixtures thereof.

11.2
MMMS represents and warrants that it is the sole owner or lessee and operator of its manufacturing and distribution facilities (including, without limitation the Manistee Plant) and is solely responsible for (i) compliance with all Environmental Laws and (ii) any and all releases of Hazardous Substances from such facilities, including but not limited to any releases of Hazardous Substances associated in any way with the manufacture of the Products sold to FT under this Agreement or, in the case of Product shipments, until risk of loss for the Products sold hereunder transfers from MMMS under the shipping terms set forth in Article 4.

11.3
MMMS retains sole responsibility for compliance with Environmental Laws and any and all releases of Hazardous Substances during the shipment and distribution of the Products hereunder, including any release of Hazardous Substances in, at, under, or on the property of MMMS's manufacturing and distribution facilities, in all such cases until risk of loss for the Products sold hereunder transfers from MMMS under the shipping terms set forth in Article 4.

11.4
MMMS hereby agrees to indemnify and hold harmless FT, its directors, officers, shareholders, Affiliates, agents, and employees from and against any and all losses, claims, damages, penalties, liabilities, response costs, and expenses (including all out-of-pocket litigation costs and the reasonable fees and expenses of counsel) arising out of (i) the inaccuracy or incompleteness of any representation or warranty MMMS has provided in this Agreement or in any document or writing delivered under this Agreement, with respect to liability or alleged liability arising under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., or any state or local counterpart or (ii) non-compliance with any Environmental Laws or the release of Hazardous Substances, including but not limited to non-compliance and releases of Hazardous Substances in violation of Paragraphs 11.2 and 11.3 above; provided, however, that FT may not make any claim for indemnity under this Paragraph 11.4 subsequent to five (5) years after the last date of receipt of Products under this Agreement.  Any such claim not asserted within such five (5) year period shall be deemed waived.

Article 12 — Survival

12.1
All of the representations and warranties and agreements of the parties contained in this Agreement (including, without limitation, the representations and warranties of MMMS contained in Articles 10 and 11 above, and the indemnification obligations set forth in Articles 10 and 11) shall survive the termination of this Agreement and continue in full force and effect for a period of twelve (12) months, except as provided in Paragraphs 10.3 and 11.4 above and Paragraph 16.7 below, after the expiration or termination of this Agreement (except to the extent that, at the end of any such period, a claim for indemnity is then pending with respect to such representation, warranty, covenant, agreement or indemnification obligation).  The foregoing sentence notwithstanding, any liability which results from fraud on the part of the other party for which indemnity would otherwise be available under this Agreement, may be asserted at any time subject to the other provisions of this Agreement.

Article 13 — Safety

13.1
In all cases where FT or any representative thereof performs any inspection or other act contemplated hereunder at any of MMMS’s locations, FT shall comply, and shall cause such representatives to comply, with all applicable provisions of federal, state, and local safety laws and rules and shall take all necessary precautions for safe performance by FT representatives, including observing fully all reasonable requests of MMMS’s personnel as provided in Paragraph 9.3 hereof.  FT shall indemnify and hold harmless MMMS, its agents and employees, from and against all claims, damages, losses, and expenses, including but not limited to, reasonable attorneys’ fees, for personal injury or property damage arising directly out of any negligent failure by FT or any of its representatives to comply with this Paragraph 13.1.

Article 14 — Termination for Breach

14.1
Notwithstanding anything to the contrary contained herein, either Party, in addition to any other remedy at law or equity which it may have, shall have the right to terminate this Agreement at any time:

(a)
upon written notice to the other Party if such other Party has committed any material breach or has not complied in any material respect with any covenant, provision, or obligation herein contained and has failed to correct such breach or non-compliance within sixty (60) days after having received written notice thereof; or

(b)	automatically if such other Party is dissolved, declares bankruptcy, or goes into liquidation.

Article 15 — Intellectual Property

15.1
During the Term, FT hereby grants to MMMS a royalty-free, non-exclusive, non-transferable license to use FT’s Confidential Information internally at its Manistee Plant solely to the extent necessary to manufacture FT Blend Products at its Manistee Plant for FT pursuant to this Agreement.

Article 16 — Confidentiality and Use of Technology

16.1
Definition of Confidential Information.  “Confidential Information” means any information:  (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable, or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) days of initial disclosure; (ii) which at the time it is disclosed is or should reasonably be known by the Receiving Party to be proprietary or confidential information of the Disclosing Party, such as MMMS’s pricing to FT for the Products and other items chargeable to FT under this Agreement, FT Product orders, prices for Products sold to FT customers, and FT’s actual as well as FT’s average sales price for any Products, and the FT Blend Specifications; (iii) which was included in the intellectual property rights acquired by FT from MMMS pursuant to the APA; and (iv) which is otherwise deemed to be “Confidential Information” by the terms of this Agreement.  As used in this Paragraph 16.1, the terms “Receiving Party” and “Disclosing Party” may be understood to include, as appropriate under the circumstances, FT or its Affiliates, as applicable, and MMMS or its Affiliates.  “Affiliate” shall mean, with respect to any Party, any other party directly or indirectly controlling, controlled by, or under common control with such Party.  For purposes of this definition, “control” when used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the  management and policies of such party through the ownership of voting securities; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

16.2
Confidential Information will exclude information that the Receiving Party can demonstrate is:  (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party’s part, in the public domain; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality known to the Receiving Party at the time Receiving Party receives the same from the Disclosing Party, as evidenced by written records; (iii) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (iv) furnished to others by the Disclosing Party without restriction on disclosure; or (v) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.  Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (c) at the expense of the Disclosing Party, cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

16.3
The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information except for the purpose of furthering the purpose of this Agreement as permitted and limited by this Agreement.  Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own Confidential Information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties.  The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a “need to know” who are instructed not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein.  The Receiving Party shall have appropriate written agreements with any contractors that will receive Confidential Information sufficient to comply with the provisions of this Agreement.  A Receiving Party may not alter, decompile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder, and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of the same as stated hereunder.

16.4
Each Party agrees that the terms and conditions of and prices under this Agreement, but not the existence of or the identity of the Parties to this Agreement, will be treated as the other Party’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of press release, public statement, or otherwise to a third party without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement:  (i) as may be required by law; (ii) to legal counsel of the Parties; (iii) in connection with the requirements of an initial public offering or securities filing; (iv) in confidence, to accountants, banks, and financing sources and their advisors; (v) in confidence, in connection with the enforcement of this Agreement; or (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition of a Party.

16.5
Each Party represents and warrants to the other that it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any third party, unless it is expressly authorized in writing by such third party to do so.

16.6
The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to obtaining the prior written consent and approval thereof from the other Party, which consent or approval shall not be unreasonably withheld or delayed.

16.7
Upon expiration or other termination of this Agreement, each Party shall return the other Party’s Confidential Information and all documentation and data relating to raw material specifications, process monographs, formula cards, and procedure manuals related to FT Blend Products, and shall also deliver to the other Party a certificate of one of its officers representing that such officer has no knowledge of any materials described in this Paragraph 16.7 that have not been so delivered.  In lieu of returning Confidential Information of the other, a Party may instead elect to destroy the same, provided the officer certifies such destruction in the certification referenced above.  Notwithstanding any provision in this Agreement to the contrary, the confidentiality provisions of this Article 16 shall survive for a period of five (5) years following the expiration or other termination of this Agreement; provided that the confidentiality provisions of this Article 16 shall be perpetual with respect to the FT Blend Products and the FT Blend Specifications.

Article 17 — Force Majeure

17.1
Neither Party shall be liable to the other for any alleged or actual loss or damages  resulting from failure to perform due to events not in reasonable control of a Party, including, without limitation, acts of God, natural disasters, acts of civil or military authority, government priorities, fire, floods, epidemics, quarantine, energy crises, war, or riots (“Force Majeure”). No Force Majeure shall relieve either party of its obligations of confidentiality or its obligation to pay any money already due and owing when the Force Majeure first starts.

17.2
Either Party experiencing a Force Majeure preventing it from performing its obligations (other than a payment obligation) under this Agreement (a “Force Majeure Event”) must notify the other Party of such in writing within a reasonable time, not to exceed thirty (30) days after the onset of the circumstances prompting such claim of a Force Majeure Event.  In the case of a Force Majeure Event affecting MMMS’s ability to deliver Products to FT or FT’s customers, MMMS shall provide FT with notice of such within three (3) days of the onset of the circumstances prompting such claim of a Force Majeure Event.

17.3
Subject to 17.4 below, in any case of a Force Majeure Event, the time for performance under this Agreement will be extended by the number of days of delay caused by Force Majeure, but in no event shall the term of this Agreement be extended.

17.4
If MMMS is unable to deliver one or more of the Products in accordance with   the agreed delivery schedule for a period of five (5) days as a result of a Force Majeure Event, FT, in its sole discretion, may (i) extend the time of performance, or (ii) if FT’s underlying customer orders for such Products are cancelled due to the delay, cancel the uncompleted portion of any applicable FT order to MMMS for such affected underlying customer orders and immediately replace MMMS with an alternative supplier for the affected Products for any part or all of the duration of the Force Majeure Event, or (iii) upon sixty (60) days prior notice, immediately terminate this Agreement, in whole or in part, provided that FT shall not terminate this Agreement if such Force Majeure Event is cured within the sixty (60) day notice period.

17.5
A party claiming relief as a result of a Force Majeure Event must make all commercially reasonable efforts to overcome the effects of such Force Majeure Event so as to enable it to perform its obligations hereunder.

Article 18 — Miscellaneous

18.1
Insurance.  MMMS shall obtain and maintain, at its expense, a policy or policies of insurance which include the terms set forth in Exhibit B for the duration of this Agreement.  MMMS will provide FT with details of all insurance effected in accordance with this clause.

18.2
Limitation of Liability.  Neither Party shall be liable under this Agreement or otherwise to the other Party or any third party for any incidental, consequential, special, punitive, or exemplary loss, damage, or expense, including without limitation loss of profit directly or indirectly arising from the sale or use of the Products, except where such loss, damage, or expense is caused by such Party’s actual fraud or willful breach hereof.

18.3	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to its applicable conflicts of laws principles.

18.4
Notices.  Any notice, communication, or request under this Agreement to either of the Parties shall be in writing and shall be effectively delivered if delivered personally or sent by overnight courier service (with all fees prepaid), or by telecopy as follows:

If to MMMS:	Martin Marietta Magnesia Specialties, LLC
195 Chesapeake Plaza, Suite 200
Baltimore, Maryland 21220
Attention: President
(Telecopy: 410/780-5777)

with copies to:	Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
Attention: Senior Vice President and General Counsel
(Telecopy: 919/783-4535)

If to FT:	Fuel Tech, Inc.
27601 Bella Vista Pkwy
Warrenville, Illinois 60555-2299
Attention: President
(Telecopy: 630/845-4501)

Any such notice, request, demand, or other communication shall be deemed to be given if delivered in person, on the date delivered, if made by facsimile transmission, on the date transmitted, or, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading; and shall be deemed received if delivered in person, on the date of personal delivery, if made by facsimile transmission, upon confirmation of receipt (including electronic confirmation), or if sent by overnight courier service, on the first business day after the date sent.  Any Party sending a notice, request, demand, or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand, or other communication by one of the other means of providing notice set forth in this Paragraph 18.4.  Any notice, request, demand, or other communication shall be given to such other representative or at such other address as a Party to this Agreement may furnish to the other Party in writing pursuant to this Paragraph 18.4.

18.5
Assignment.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.  Neither MMMS nor FT shall assign any of its rights or obligations hereunder to any person or entity without the prior written consent of the other Party, except that (i) either Party shall be permitted to assign its rights and obligations hereunder to any Affiliate of such Party without the consent of the other Party hereto, (ii) MMMS may, without FT’s consent, assign its rights and obligations hereunder to any person or entity that acquires all or substantially all of the assets or operations of MMMS at its Manistee Plant, and (iii) no assignment by any Party shall relieve such Party of any of its obligations hereunder.  If MMMS assigns its rights and obligations hereunder in accordance with subsection (ii) above to any entity that, directly or indirectly, produces, manufactures, designs, provides, solicits orders for, sells, distributes, or markets products or services for an FT Application, FT shall have the right to terminate this Agreement at any time within ninety (90) days of such assignment, upon notice to the assignee, whereupon neither Party nor such assignee will have any continuing obligations or liabilities hereunder, except those that may have accrued prior to such termination.

18.6
Sale of the Manistee Plant.  MMMS may sell the Manistee Plant to any person or entity; provided that, prior to the effective date of such sale, MMMS will continue to perform all of its obligations under this Agreement.  Moreover, under such circumstances, even if FT orders Products in volumes in excess of the amounts described in Paragraph 3.2, MMMS will use commercially reasonable efforts to manufacture and deliver all Products ordered by FT.  Unless FT terminates this Agreement pursuant to Paragraph 18.5, the purchaser of such plant will assume the obligations of MMMS hereunder.  MMMS shall provide notice to FT of any sale of the Manistee Plant in as far in advance as is commercially reasonable, under the circumstances, for MMMS to do so.  Nothing contained in this Paragraph 18.6, however, shall be construed as in any way requiring MMMS to in any way delay any sale of the Manistee Plant.

18.7
Independent Contractor.  MMMS is an independent contractor providing labor and services to FT and is not an employee, agent, partner, joint venture of FT or acting in any capacity other than as an independent contractor.  Neither MMMS nor its employees or agents shall have any claim against FT or any FT employee or agents for any benefit provided by FT to its employees including but not limiting to workers compensation, unemployment benefits and disability benefits.

18.8	Headings. The captions and headings used in this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions herein.

18.9	Dispute Resolution

(a)
The Parties shall attempt to settle any disputes, controversies, or claims arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual cooperation.  If either Party believes that an issue requiring resolution has arisen, that Party shall notify the other Party as expeditiously as possible under the circumstances involved.  The other Party may request a written summary of the issue requiring resolution.  The Parties agree to arrange a meeting within ten (10) days to discuss the issues raised.  Within ten (10) days after that meeting, the other Party shall respond to the issue in writing with a proposed resolution of the problem.

(b)
If those attempts at resolution fail to resolve the issue, then the dispute, controversy, or claim shall be submitted first to a mutually acceptable neutral adviser for mediation.  Neither Party may unreasonably withhold acceptance of such a neutral advisor.

(c)
The selection of the neutral advisor shall be made within forty-five (45) days after written notice by one Party demanding mediation, and the mediation must be held within one hundred eighty (180) days after the initial demand for it.  By mutual agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery about the dispute, controversy, or claim.  The cost of mediation shall be shared equally between the Parties.

(d)
Any dispute, controversy, or claim that the Parties cannot resolve by mutual agreement or mediation within one hundred eighty (180) days after the initial demand for mediation may then be submitted for litigation; provided, however, any dispute, controversy, or claim shall be submitted exclusively to a federal court in the State of Illinois having jurisdiction for resolution.

(e)
The use of the negotiation and/or mediation provisions of the preceding paragraphs shall not be construed (under such doctrines as laches, waiver, or estoppel) to have affected adversely any Party’s ability to pursue its legal remedies, and nothing in this Paragraph 18.9 shall prevent any Party from resorting to judicial proceedings if (1) good faith efforts to resolve a dispute under these procedures have been unsuccessful or (2) interim resort to a court is necessary to prevent serious and irreparable injury to any Party or to others; provided any such litigation is brought in the exclusive forum specified in Paragraph 18.9© above.

18.10	Waiver of Jury Trial. Each of the Parties irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement.

18.11
Severability.  If any provision of this Agreement is for any reason held to be invalid, illegal or unenforceable, such judgment shall not affect, or impair or invalidate the remainder of the Agreement but shall be limited in its operation to the specific provision directly involved in the controversy and, in all other respects, this Agreement shall continue in full force and effect.

18.12
Amendments and Waivers.  This Agreement may be amended, or any provision hereof waived, only by written agreement signed by both MMMS and FT.  One or more waivers of any breach of any provision or obligation under this Agreement by either party shall not be construed as a waiver of any subsequent breach.

18.13
Execution in Counterparts.  This Agreement may be executed in one or more counterparts by FT and MMMS, each of which when executed and delivered shall be an original, but all of which together constitutes one and the same document.

18.14	Schedule and Exhibits. All schedules and exhibits attached hereto and listed below are incorporated herein and are a part of this Agreement:

(1)	Exhibit A	Insurance

[signature page follows]

IN WITNESS WHEREOF, FT and MMMS have caused this Agreement to be executed by their duly authorized representatives.

FUEL TECH, INC.		MARTIN MARIETTA MAGNESIA SPECIALTIES, LLC

By:	/s/ John Norris	By:	/s/ John R. Harman
	John Norris		John R. Harman
Title: President & CEO			Title: President

EXHIBIT A

INSURANCE

MMMS shall maintain at a minimum the following insurance coverage during the term of this Agreement:

1.	WORKER'S COMPENSATION INSURANCE OR SELF INSURANCE

Compliance with all applicable labor codes, acts, laws, or statutes, in the jurisdictions, where MMMS operates, including a waiver of subrogation in favor of FT, where permitted by law.  Where subrogation is prohibited by MMMS's insurer, MMMS must so inform FT in writing no later than ten (10) days after execution of this Agreement.

2.	EMPLOYER'S LIABILITY INSURANCE

Limits for injury or death per accident of no less than $1,000,000 each injury, $1,000,000 each employee for occupational disease and $1,000,000 policy limit for occupational disease, including a waiver of subrogation in favor of FT, where permitted by law.

3.	COMMERCIAL GENERAL LIABILITY INSURANCE

Insurance covering bodily injury, property damage, and personal injury on a coverage form at least as broad as the most recent edition of the Commercial General Liability Coverage Form (CG0001) as published by the Insurance Services Office, Inc. covering losses that occur during the policy period regardless of when the claim is made at limits not less than:

$2,000,000	Each Occurrence Limit
$2,000,000	General Aggregate Limit (Per Project)
$2,000,000	Products/Completed Operations Aggregate Limit
$2,000,000	Personal and Advertising Injury Limit
$50,000	Fire Damage Liability (Any One Fire) *
$5,000	Medical Payments (Any One Person)
*	This coverage could be provided under property insurance

(a)	This policy must name FT, and such other entities or persons as FT may designate, as an Additional Insured.

(b)	This policy shall be primary insurance to any other insurance that may be available to FT. Any other insurance available to FT shall be non-contributing with and excess to this insurance.

(c)
This policy shall provide a General Aggregate Limit that applies per project by use of an endorsement form at least as broad as the most recent edition of Amendment of Aggregate Limits - Per Project (CG2503) as published by the Insurance Services Office, Inc.

4.	COMPREHENSIVE AUTOMOBILE LIABILITY INSURANCE
At least $1,000,000 for each person and accident, bodily injury and property damage combined.  Comprehensive Automobile Insurance shall include coverage for Owned, Hired and Non-Owned automobiles.

5.	UMBRELLA LIABILITY INSURANCE

Umbrella liability including Products/Completed Operations; Automobile Liability; and Employer’s Liability, with limits not less than $10,000,000 for each occurrence, excess of the primary insurance described in paragraphs 2, 3, and 4 above.

6.	PROPERTY INSURANCE

On a MMMS manufacturing facility by MMMS manufacturing facility basis, property insurance is required with limits equal to or greater than MMMS’s full price to FT for the Products MMMS sells to FT each quarter on an aggregated quarterly basis.

7.	MISCELLANEOUS

1.            FT shall not by reason of its inclusion as an additional insured incur liability to the MMMS’s insurance companies for payment of premium for such insurance.

2.            These policies shall provide that such insurance shall not be canceled, materially altered, or non-renewed without affording FT at least thirty (30) days advance written notice.

3.            Evidence of coverage set forth herein shall provide FT thirty (30) days prior written notice to cancellation, termination, alteration or material change to such insurance.

4.            FT shall have the right to inspect or obtain a copy of the original policies of insurance evidencing the coverage set forth herein.

5.            MMMS shall furnish to FT a certificate of insurance evidencing the required insurance and showing FT and its designees, if any, as additional insured on the general liability policy, and the waiver of subrogation endorsement on the workers’ compensation policy before commencing performance of work hereunder.  MMMS shall maintain the same during the term of this Agreement.

6.            All required insurance documents shall be signed by an authorized representative of the insurance company(ies) and shall be issued and submitted to the following:  FT Corporation at the notification address stated in this Agreement.

7.            All such insurance shall be written by insurance companies who maintain a current A.M. Best rating of A-, VII or better.